Exhibit 99.1

Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699
N          E          W          S          R          E          L          E           A          S          E

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451

FOR IMMEDIATE RELEASE
THURSDAY, MAY 1, 2008
LIBBEY INC. ANNOUNCES FIRST QUARTER RESULTS
Sales of $187.3 million represent highest first quarter sales performance in history
•	Sales Increase 4.3 Percent

•	International Sales Increase 22.2 Percent

•	Income From Operations of $9.5 Million

•	EBITDA Increased to $21.5 Million for First Quarter
TOLEDO, OHIO, MAY 1, 2008—Libbey Inc. (NYSE: LBY) announced today that sales increased 4.3 percent to $187.3 million in the first quarter of 2008 from $179.5 million in the prior year first quarter. Libbey reported a net loss of $3.5 million, or $0.24 per share, for the first quarter ended March 31, 2008, compared to a net loss of $1.8 million, or $0.12 per share, in the prior year quarter.
First Quarter Results
For the quarter-ended March 31, 2008, sales increased 4.3 percent to $187.3 million from $179.5 million in the year-ago quarter. North American Glass sales increased 2.2 percent to $127.5 million (see Table 3). The increase in sales was attributable to continued solid increases of over 18 percent in shipments to retail glassware customers in the United States and Canada and strong sales performance in Mexico. These increases were partially offset by lower shipments to U.S. foodservice customers, which were off over 12 percent. North American Other sales decreased 3.1 percent as shipments to Syracuse China customers were down approximately 12 percent, partially offset by an increase of 3 percent in sales of World Tableware products. International sales increased 22.2 percent as the result of increased sales to customers of Libbey China, Royal Leerdam and Crisal. A majority of the increased sales is attributable to Libbey China and a favorable currency impact on European sales. International sales increased approximately 8 percent, excluding the currency impact.
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The Company reported income from operations of $9.5 million during the quarter, compared to income from operations of $10.4 million in the year-ago quarter. Factors contributing to the decrease in income from operations were an unfavorable mix of sales, as a result of lower foodservice sales, a $1.4 million increase in natural gas expenses and a $2.1 million increase in depreciation partially offset by a reduction of $1.2 million in selling, general and administrative expenses.
Earnings before interest and taxes (EBIT) were $10.2 million, compared to $12.2 million in the year-ago quarter. EBIT was $7.1 million for North American Glass, compared to $10.9 million in the first quarter if 2007, as a result of the unfavorable sales mix and higher natural gas expenses. North American Other reported EBIT for the first quarter of 2008 of $3.8 million, which was flat compared to the first quarter of 2007. The first quarter 2007 results included a $1.1 million one-time gain on the sale of excess land in Syracuse, NY. Excluding the gain on the sale of land recorded in 2007, the increase in EBIT in 2008 is attributable to higher income from operations at World Tableware, Syracuse China and Traex. The International segment reported an EBIT loss of $0.7 million, which was a $1.8 million improvement in EBIT as compared to the year-ago quarter. The improvement in EBIT was primarily related to Libbey China being in full operation, higher international sales and improved margins partially offset by higher natural gas costs in Europe.
Libbey reported that earnings before interest, taxes, depreciation and amortization (EBITDA), as detailed in Table 1, was $21.5 million in the first quarter of 2008, compared to EBITDA of $21.4 million in the year-ago quarter.
As a result of higher debt, primarily driven by the payment-in-kind (PIK) notes, interest expense increased $1.6 million compared to the year-ago period.
The effective tax rate increased to 49.8 percent for the quarter, compared to 47.5 percent in the year-ago quarter. Libbey reported its net loss was $3.5 million, or $0.24 per diluted share, compared to a net loss of $1.8 million, or diluted loss per share of $0.12, in the first quarter of 2007.
Working Capital and Liquidity
As of March 31, 2008, working capital, defined as inventories and accounts receivable less accounts payable, increased by $23.4 million from $213.8 million to $237.2 million, compared to December 31, 2007, due to seasonal working capital needs.
Free cash flow, as detailed in the attached Table 2, was a use of $37.5 million as compared to a use of $7.8 million in the first quarter of 2007. The primary contributors were a $19.6 million payment to Vitro S.A. made in the current year related to the purchase of Crisa in 2006 and increased working capital of $10.8 million at Libbey China, where production did not begin until late in the first quarter of 2007.
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Libbey reported that it had available capacity of $82.3 million under its Asset Based Loan (ABL) credit facility as of March 31, 2008. This compares to availability of $89.7 million at December 31, 2007.
Outlook for 2008
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “We are pleased with the strength of our total sales performance. We experienced healthy increases in U.S. and Canadian retail glassware, Crisa and Libbey China shipments during the quarter. We reported solid EBITDA performance in spite of softness in the U.S. foodservice market and higher natural gas costs.” He added, “We expect second quarter sales to be in the range of $215 million to $220 million, and EBITDA to be between $30 million and $32 million in the second quarter of 2008.”
Mr. Meier added, “As the result of a solid first quarter, finishing on the high side of our EBITDA guidance, and given the strong retail and International sales performance offsetting the softness in the U.S. foodservice channel of distribution, we are confirming our guidance for 2008 EBITDA to be in an expected range of $113 million to $123 million.”
Webcast Information
Libbey will hold a conference call for investors on Thursday, May 1, 2008, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?c=64169&p=irol-irhome. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 17, 2008. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs;
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protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability of Vitro to supply necessary services to Crisa.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2007, Libbey Inc.’s net sales totaled $814.2 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED
	March 31, 2008	March 31, 2007
Net sales	$187,276	$179,496
Freight billed to customers	668	475

Total revenues	187,944	179,971

Cost of sales	157,607	147,556

Gross profit	30,337	32,415

Selling, general and administrative expenses	20,859	22,034

Income from operations	9,478	10,381
Other income	753	1,845

Earnings before interest and income taxes	10,231	12,226

Interest expense	17,151	15,564

Loss before income taxes	(6,920)	(3,338)

Benefit for income taxes	(3,443)	(1,584)

Net loss	$(3,477)	$(1,754)

Net loss per share:
Basic	$(0.24)	$(0.12)

Diluted	$(0.24)	$(0.12)

Weighted average shares:
Outstanding	14,580	14,362

Diluted	14,580	14,362

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2008	December 31, 2007	March 31, 2007
	(unaudited)		(unaudited)
ASSETS

Cash	$7,602	$36,539	$28,397
Accounts receivable — net	95,096	93,333	94,381
Inventories — net	208,180	194,079	179,807
Deferred taxes	—	—	5,241
Other current assets	26,804	20,072	13,841

Total current assets	337,682	344,023	321,667

Other assets	15,789	17,221	28,063

Goodwill and purchased intangibles — net	209,084	208,091	205,385

Property, plant and equipment — net	335,555	329,777	318,476

Total assets	$898,110	$899,112	$873,591

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$1,944	$622	$1,591
Accounts payable	66,080	73,593	62,792
Accrued liabilities	80,008	70,112	82,823
Pension liability (current portion)	1,883	1,883	1,389
Nonpension postretirement benefits (current portion)	3,528	3,528	3,252
Payable to Vitro	—	19,575	19,715
Other current liabilities	10,124	11,199	2,340
Long-term debt due within one year	913	913	794

Total current liabilities	164,480	181,425	174,696

Long-term debt	508,203	495,099	485,974
Pension liability	72,181	71,709	79,998
Nonpension postretirement benefits	45,965	45,667	38,295
Other liabilities	10,423	12,097	8,129

Total liabilities	801,252	805,997	787,092

Common stock, treasury stock, capital in excess of par value and warrants	197,410	196,281	175,008
Retained deficit	(64,997)	(60,689)	(42,395)
Accumulated other comprehensive loss	(35,555)	(42,477)	(46,114)

Total shareholders’ equity	96,858	93,115	86,499

Total liabilities and shareholders’ equity	$898,110	$899,112	$873,591

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	March 31, 2008	March 31, 2007
Operating activities
Net loss	$(3,477)	$(1,754)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	11,296	9,216
Gain on asset sales	(7)	(1,569)
Change in accounts receivable	(230)	3,588
Change in inventories	(11,020)	(9,460)
Change in accounts payable	(9,898)	(4,925)
Pension & nonpension postretirement	278	2,587
Payable to Vitro	(19,575)	—
Other operating activities	4,494	2,280

Net cash used in operating activities	(28,139)	(37)

Investing activities
Additions to property, plant and equipment	(9,352)	(9,793)
Proceeds from asset sales and other	41	2,069

Net cash used in investing activities	(9,311)	(7,724)

Financing activities
Net borrowings	8,595	(5,315)
Dividends	(364)	(359)

Net cash provided by (used in) financing activities	8,231	(5,674)

Effect of exchange rate fluctuations on cash	282	66

Decrease in cash	(28,937)	(13,369)

Cash at beginning of period	36,539	41,766

Cash at end of period	$7,602	$28,397

In accordance with the SEC’s Regulation G, the following tables 1 and 2 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1
Reconciliation of Net Loss to Earnings Before Interest, Taxes,
Depreciation and Amortization (EBITDA)
(Dollars in thousands)

	Three Months ended March 31,
	2008	2007
Reported net loss	$(3,477)	$(1,754)

Add:
Interest expense	17,151	15,564
Benefit for income taxes	(3,443)	(1,584)
Depreciation and amortization	11,296	9,216

EBITDA	$21,527	$21,442

Table 2
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(Dollars in thousands)

Net cash used in operating activities	$(28,139)	$(37)
Capital expenditures	(9,352)	(9,793)
Proceeds from asset sales and other	41	2,069

Free cash flow	$(37,450)	$(7,761)

Table 3
Summary Business Segment information
(Dollars in thousands)

	Three months ended March 31,
	2008	2007
Net Sales:
North American Glass	$127,477	$124,726
North American Other	26,583	27,435
International	36,387	29,782
Eliminations	(3,171)	(2,447)

Consolidated net sales	$187,276	$179,496

Earnings (Loss) before Interest & Taxes (EBIT):
North American Glass	$7,072	$10,935
North American Other	3,818	3,769
International	(659)	(2,478)

Consolidated EBIT	$10,231	$12,226

Depreciation & Amortization:
North American Glass	$6,553	$5,762
North American Other	756	881
International	3,987	2,573

Consolidated depreciation & amortization	$11,296	$9,216

Reconciliation of EBIT to Net Loss:
Segment EBIT	$10,231	$12,226
Interest Expense	(17,151)	(15,564)
Income Taxes	3,443	1,584

Net loss	$(3,477)	$(1,754)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.